As filed with the Securities and Exchange Commission on May 1, 2025

United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

***PRELIMINARY COPY***

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14 (a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CLS HOLDINGS USA, INC.

(Name of Registrant as Specified in Its Charter)

516 S. 4th Street

          Las Vegas, Nevada 89101

(Address of principal executive offices)

                                                   Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CLS Holdings USA, Inc.

516 S. 4th Street

Las Vegas, NV 89101

(888) 260-7775

NOTICE OF SPECIAL MEETING OF THE SHAREHOLDERS

to be held June 24, 2025

May 1, 2025

Dear Stockholder:

A special meeting of stockholders of CLS Holdings USA, Inc. (the “Company” or “CLSH”) will be held at 9 a.m. Pacific Standard Time on June 24, 2025 (the “Special Meeting”). The Special Meeting will be held in a virtual format only. To attend, ask questions, and/or to vote during the Special Meeting visit www.virtualshareholdermeeting.com/CLSH2025SM and enter the 16-digit control number included in your voting instruction form or proxy card. Attendance at the Special Meeting is subject to capacity limits set by the virtual meeting platform provider.

Attached to this letter are a Notice of Special Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting, the Company’s annual report on Form 10-K for the year ended May 31, 2024, and the Company’s quarterly report on Form 10-Q for the quarter ended February 28, 2025.

At the Special Meeting, you will be asked:

(1)	to approve the consolidation (the “Consolidation”) of the common shares of the Company (“Shares”) on the basis of one post-Consolidation Share for every 4,000,000 pre-Consolidation Shares held at the effective time of the Consolidation, and to authorize the Board to implement the Consolidation and purchase any fractionalized shares resulting from the Consolidation at three-point-seven cents ($0.037) per pre-Consolidation share.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on June 24, 2025. This Proxy Statement, the Annual Report to Shareholders for the year ended May 31, 2024, and the Quarterly Report to Shareholders for the quarter ended February 28, 2025, are also available on the Internet at proxyvote.com and at clsholdingsinc.com. In addition, CLSH filed a Preliminary Schedule 13E-3 on May 1, 2025, and such Schedule 13E-3 is available at www.proxyvote.com and our website, clsholdingsinc.com. You are encouraged to check for any and all amendments to these materials prior to the Special Meeting, which also will be made available at www.proxyvote.com and our website at clsholdingsinc.com.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, or by completing, signing and promptly returning a proxy card, or you may vote in real time online at the Special Meeting.

Sincerely,

Andrew Glashow
Chief Executive Officer and Chairman of the Board

CLS HOLDINGS USA, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 24, 2025

To the Stockholders of CLS Holdings USA, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of CLS Holdings USA, Inc., a Nevada corporation (“CLSH” or the “Company”), will be held virtually at 9 a.m. Pacific Standard Time on June 24, 2025. To attend, ask questions, and/or to vote during the Special Meeting visit www.virtualshareholdermeeting.com/CLSH2025SM and enter the 16-digit control number included in your voting instruction form or proxy card. The Special Meeting will be held for the following purposes:

(1)	to approve the consolidation (the “Consolidation”) of the common shares of the Company (“Shares”) on the basis of one post-Consolidation Share for every 4,000,000 pre-Consolidation Shares held at the effective time of the Consolidation, and to authorize the Board to implement the Consolidation and purchase any fractionalized shares resulting from the Consolidation at three-point-seven cents ($0.037) per pre-Consolidation share, as more fully disclosed in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on May 1, 2025, as the record date for determining those stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

Whether or not you expect to attend virtually, please vote using our secure online voting website or by signing, dating and returning your enclosed proxy card in the postage-paid envelope provided for that purpose by June 23, 2025. CLSH must receive your ballot no later than June 23, 2025, for it to be counted. If you mail your ballot, please mail it early enough to ensure the Company receives it on or before June 23, 2025.

By Order of the Board of Directors,

Andrew Glashow, Chief Executive Officer and Chairman of the Board

Las Vegas, Nevada

May 1, 2025

ALL STOCKHOLDERS ARE INVITED TO VIRTUALLY ATTEND THE SPECIAL MEETING BY VISITING WWW.PROXYVOTE.COM AND ENTERING THEIR CONTROL NUMBER INCLUDED IN THEIR VOTING INSTRUCTION FORM OR PROXY CARD. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY BY JUNE 23, 2025. IF YOU MAIL YOUR BALLOT, PLEASE MAIL IT EARLY ENOUGH TO ENSURE THE COMPANY RECEIVES IT ON OR BEFORE JUNE 30, 2025. STOCKHOLDERS WHO EXECUTE A PROXY MAY NEVERTHELESS VIEW AND PARTICIPATE IN THE VIRTUAL SPECIAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES AT THE MEETING.

The Company’s notice of special meeting, proxy statement, annual report on Form 10-K for the fiscal year ended May 31, 2024, and quarterly report on Form 10-Q for the quarter ended February 28, 2025, are available on the Internet at www.proxyvote.com and the Company’s website at clsholdingsinc.com.

CLS HOLDINGS USA, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2025

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of CLS Holdings USA, Inc. of proxies to be voted at a Special Meeting of Stockholders to be held on June 24, 2025 at 9 a.m. Pacific Standard Time, and at any postponements or adjournments thereof. In this proxy statement, CLS Holdings USA, Inc. is referred to as the “Company,” “CLSH,” “we,” “our” or “us.”

The approximate date that this proxy statement and the enclosed form of proxy are first being made available or mailed to our stockholders is May 12, 2025. You should review the information provided in this proxy statement with our annual report on Form 10-K, for the fiscal year ended May 31, 2024, and our quarterly report on Form 10-Q for the quarter ended February 28, 2025, which are being delivered to stockholders simultaneously with this proxy statement. Stockholders may access our proxy materials at www.proxyvote.com or on our website at www.clsholdingsinc.com.

GENERAL INFORMATION

Who is entitled to vote at the Special Meeting?

Our Board has set the close of business on May 1, 2025, as the record date for determining those stockholders entitled to notice of, and to vote on, all matters that may properly come before the Special Meeting. As of the record date, the Company had 164,734,517 outstanding shares of common stock entitled to notice of, and to vote at, the Special Meeting. No other securities are entitled to vote at the Special Meeting. Only stockholders of record on such date are entitled to notice of, and to vote at, the Special Meeting.

What are the voting rights of stockholders?

Each stockholder of record is entitled to one vote for each share of our common stock that is owned as of the close of business on the record date on all matters to come before the Special Meeting.

How many votes must be present to hold the Special Meeting?

To conduct business at the Special Meeting, a quorum must be present. The attendance, virtually or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote on the matters being considered at the Special Meeting is necessary to constitute a quorum. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have not given the broker the authority to vote your shares on non-routine matters), will not be considered present at the meeting for purposes of determining whether a quorum exists.

How do I vote my shares?

We are using the “full set delivery” method of providing proxy materials to our stockholders. Stockholders will receive copies of the Proxy Materials, our Form 10-K for the year ended May 31, 2024, and our Form 10-Q for the quarter ended February 28, 2025. These materials may also be accessed via the Internet at www.proxyvote.com and our website at clsholdingsinc.com. On or about May 12, 2025, we will mail to our stockholders these materials, including a notice of the electronic availability of these materials.

To vote by mail, please sign, date and return as soon as possible the proxy card delivered to you. An envelope with postage paid, if mailed in the United States, is or will be provided for this purpose. Properly executed proxies that are received on or before June 23, 2025, and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet as described above, you do not need to mail a proxy.

You may vote by ballot at the Special Meeting by visiting www.proxyvote.com and entering the 16-digit control number included in your voting instruction form or proxy card. If you want to vote by ballot, and you hold your shares in street name (that is, through a bank or broker), you must obtain a legal proxy from that organization and use the control number listed on that proxy to vote at the Special Meeting. Even if you plan to attend the Special Meeting, you are encouraged to submit a proxy card or vote by Internet to ensure that your vote is received and counted. If you vote at the virtual Special Meeting, your prior proxy will be revoked.

In addition, if you are a stockholder of record, you may revoke your proxy by giving written notice of revocation to the Corporate Secretary of the Company bearing a later date than your proxy, or by executing and delivering to the Corporate Secretary a proxy card dated after the date of your proxy by no later than June 23, 2025. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: CLS Holdings USA, Inc., 516 S. 4th Street, Las Vegas, NV 89101, Attention: Corporate Secretary. If your shares are held in street name, you may change your vote by following your nominee’s procedures for revoking your proxy or changing your vote.

Will my shares be voted if I do not provide instructions to my broker or nominee?

Brokers, banks or other nominees who hold shares of our common stock for a beneficial owner in “street name” have the discretion to vote on “routine” proposals when they have not received voting instructions from the beneficial owner prior to the Special Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Under the rules that govern brokers that are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Proposal 1 regarding the reverse stock split is considered non-routine. Therefore, your broker does not have discretion to vote your shares on Proposal 1.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the Special Meeting in accordance with your wishes. If you do not provide instructions to your bank or brokerage firm, your shares will not be voted.

What vote is required and what are the effects of abstentions and broker non-votes?

Proposal 1 will be ratified if votes representing a majority of the shares entitled to vote and represented at the meeting in person or by proxy vote in favor of the proposal. Therefore, abstentions will have the effect of a vote “AGAINST” Proposal 1. Because broker non-votes are not considered present at the meeting, they will have no effect on Proposal 1.

How will my shares be voted if I mark “Abstain” on my proxy card?

We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will be counted as votes against Proposal 1.

How does the Board of Directors recommend that I vote?

Our Board unanimously recommends that you vote as follows:

	Proposal	Board Recommendation	For More Information, See Page

(1)	Approve the consolidation (the “Consolidation”) of the common shares of the Company (“Shares”) on the basis of one post-Consolidation Share for every 4,000,000 pre-Consolidation Shares held at the effective time of the Consolidation and authorize the Board to implement the Consolidation and purchase any fractionalized shares resulting from the Consolidation at three-point-seven cents ($0.037) per pre-Consolidation share.	For Proposal Number 1	5

What does it mean if I receive more than one proxy card or voting instruction form?

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each proxy card or voting instruction form you receive or, if you vote by Internet, you will need to enter each of your Control Numbers. Remember, you may vote by Internet or telephone at the Special Meeting, or by signing, dating and returning the proxy card in the postage-paid envelope provided by June 23, 2025. CLSH must receive your ballot no later than June 23, 2025, for it to be counted. If you mail your ballot, please mail it early enough to ensure the Company receives it on or before June 23, 2025.

Who will solicit proxies on behalf of the Board?

Proxies may be solicited on behalf of the Board of Directors by our directors, officers and regular employees, who will not receive any additional compensation for solicitation activities. The solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail, and personal solicitation by our directors, officers or other regular employees. You may also be solicited by press releases issued by us, additional mailings and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by the Company. The solicitation materials will be made available or furnished to banks, brokerage houses, dealers, voting trustees, their respective nominees and other agents holding shares in their names that are beneficially owned by others, so that they may provide access to or forward such solicitation materials to beneficial owners. In addition, we will reimburse these persons for their reasonable expenses in providing access to, or forwarding these materials to, the beneficial owners upon request.

May I attend the Special Meeting?

The Special Meeting will be held in a virtual format only. Only holders of our shares as of the record date are entitled to virtually attend the Special Meeting. You may access the special meeting at www.virtualshareholdermeeting.com/CLSH2025SM. If you are a stockholder of record attending online, please be prepared to provide your 16-digit control number included in your voting instruction form or proxy card to access the Special Meeting online. Beneficial owners of shares held in “street name” who wish to attend the meeting must request a proxy, executed in their favor, from the stockholder of record (the bank, brokerage firm, or other nominee) providing them with the control number and giving them the right to vote the shares at the Special Meeting.

May I record the Special Meeting?

No recording of the Special Meeting is allowed, including audio and video recording.

Can the Special Meeting date be changed?

The Special Meeting may not be adjourned, unless approved by the holders of a majority of the shares represented and entitled to vote at the Special Meeting. If adjourned, adjournment would be announced at the Special Meeting. If the Company postpones the Special Meeting, it will announce the new date, time and location of the Special Meeting by press release prior to the rescheduled Special Meeting date.

Where and when will I be able to find the voting results?

You can find the official results of voting at the Special Meeting in our Current Report on Form 8-K that the Company will file with the SEC following the Special Meeting. We will also file a final amendment of Schedule 13E-3 to report the results of the vote on Proposal 1 at the Special Meeting. The results will be reported on our website at clsholdingsinc.com. Finally, if Proposal 1 is approved the Company or its paying agent will send a letter to each shareholder to inform each shareholder of the next steps for payment for fractional shares.

What information is available on the Internet?

A copy of this proxy statement, our annual report on Form 10-K for the fiscal year ended May 31, 2024, and the quarterly report on Form 10-Q for the quarter ended February 28, 2025, is available for download free of charge at www.proxyvote.com.

Our website address is www.clsholdingsinc.com. We use our website as a channel of distribution for important Company information. Important information, including press releases, analyst presentations and financial information regarding the Company is posted and accessible on the Investors subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investors subpage of our website.

In addition, we make available on the Investors subpage of our website (under the link “SEC Filings”) free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3 and 4 and any amendments to those reports, as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Articles of Incorporation and Bylaws are available on the Investors subpage of our website (under the link “Governance”).

Who can answer my questions?

Your vote at the Special Meeting is important, no matter how many or how few shares you own. Please sign and date your enclosed proxy card and return it in the enclosed postage-paid envelope by no later than June 23, 2025, or vote by Internet or telephone. CLSH must receive your ballot no later than June 23, 2025, for it to be counted. If you mail your ballot, please mail it early enough to ensure the Company receives it on or before June 23, 2025. If you have questions or require assistance in the voting of your shares, please call our Corporate Secretary at (888) 260-7775.

SUMMARY OF MATERIAL TERMS OF REVERSE STOCK SPLIT AND RELATED TRANSACTIONS

This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. To better understand the terms and conditions of the proposed 1:4,000,000 reverse stock split and certain related transactions you should carefully read this entire document, its attachments and the other documents referred to in this proxy statement.

●	If approved, Proposal Number 1 would allow the Board to implement a 1:4,000,000 reverse stock split.

●	Pursuant to the proposal, for each 4,000,000 shares of Company common stock held by a shareholder immediately before the reverse stock split, such shareholder would receive one share of common stock post-split.

●	The Company intends to have no fractional shares after the reverse stock split.

●	In lieu of fractional shares, the Company would pay three-point-seven cents ($0.037) for each pre-split share to each shareholder who after the reverse stock split had any fractional share interest.

●	Accordingly, stockholders holding fewer than 4,000,000 shares of common stock immediately before the reverse stock split will have a fractional share of less than one (1.0) whole share after the split. Such stockholders (sometimes referred to as the “Cashed-Out Stockholders”) will have their shares canceled post-split, and in lieu of fractional shares will be entitled to receive a cash payment of three-point-seven cents ($0.037) for each such share owned before the reverse stock split.

●	Stockholders holding 4,000,000 or more shares of common stock immediately before the reverse stock split would receive one share for each 4,000,000 common shares held, and, as applicable, any resulting (post-split) fractional shares consisting of less than one (1.0) whole share will be cancelled and converted into the right to receive from the Company a cash payment of three-point-seven cents ($0.037) for each such share owned before the reverse stock split. To the extent any shareholder owns a number of pre-split shares that is greater than 4,000,000 but is not evenly divisible by 4,000,000, then the fractional shares of such shareholder resulting from the proposed reverse stock split would be cashed out at three-point-seven cents ($0.037) per pre-split share. The maximum amount payable to any one shareholder would be $147,999.96 (3,999,999 pre-split shares at $0.037 per pre-split share).

●	Cash consideration will only be paid for fractional shares, and only to shareholders whose post-split shares will consist entirely of, or will include in part, fractional shares consisting of less than one (1.0) whole share of the post-split Company common stock.

●	Approval of Proposal Number 1 to effectuate the reverse stock split will require approval by holders of a majority of the outstanding shares of common stock present at the Special Meeting and entitled to vote thereon.

●	No single shareholder or shareholders acting together as a group owns a controlling interest in the Company. All shareholders at the close of business on the record date of May 1, 2025, shall be entitled to vote at the Special Meeting.

●	If Proposal 1 is approved by the Company’s stockholders and implemented, the Company expects to have fewer than 300 stockholders of record of its outstanding common stock, in which event the Company intends to deregister its shares and cease to be a reporting company under the Securities and Exchange Act of 1934 and to delist in Canada pursuant to National Instrument 51-102.

●	The Board established a process for considering a possible transaction at its January 22, 2025, meeting by appointing a special Independent Committee of independent, disinterested and non-employee directors (Ross Silver and David Zelinger) to explore and evaluate potential transactions that would allow the Company to have fewer than 300 stockholders of record and deregister with the SEC and delist in Canada, including a possible reverse stock split followed by deregistration and delisting. The Board charged the Independent Committee with exploring alternatives, evaluating the advantages and disadvantages of a possible transaction, and making a recommendation to the full Board. On April 15, 2025, the Independent Committee adopted a unanimous written resolution recommending the proposed 1:4,000,000 reverse stock split and related transactions that are the subject of Proposal Number 1 and are summarized in this section and in other sections of this proxy statement. See “Special Factors - Fairness of Proposed reverse stock split,” and “Special Factors - Deliberations of the Independent Committee.”

●	The Board, after consideration of various factors including the recommendations of the Independent Committee, unanimously adopted resolutions on April 16, 2025, accepting and adopting the Independent Committee’s recommendations and supporting rationale, authorizing the reverse stock split and related transactions including subsequent deregistration and delisting, and submitting those to a vote of shareholders.

●	The Independent Committee met 5 times, concluding with its final meeting of April 11, 2025. The Independent Committee made its recommendations after considering a number of factors. During its review process leading to its recommendations, the Independent Committee considered, among other things:

o	purposes of the proposed reverse stock split and subsequent deregistration and delisting;

o	alternatives to the proposed transactions;

o	key advantages and disadvantages of the proposed transactions;

o	estimated cost savings to be achieved by deregistration and delisting;

o	estimated transaction costs associated with the reverse stock split and subsequent deregistration and delisting;

o	different potential reverse split ratios and the reverse split ratio to recommend to the Board if the proposed transactions ultimately were pursued;

o	what cash-out price per pre-split share would be fair to pay for resulting fractional shares (post-split) of the proposed reverse stock split;

o	the fairness opinion obtained from the independent third-party valuation firm of Houlihan Capital, LLC (“Houlihan”); and

o	trading volumes, liquidity and price history of the Company’s registered common stock, including its 30-day-average closing price and single highest trading price over the last 30 days.

●	The Independent Committee, and ultimately the Board, determined that it was in the best interests of the Company and shareholders to implement the proposed reverse stock split and subsequent SEC deregistration and delisting in Canada as summarized in this section and discussed in more detail in other parts of this proxy statement. See “Special Factors - Fairness of the Proposed reverse stock split” and “Special Factors - Deliberations of the Board and Independent Committee”.

●	The Company intends to treat shareholders holding shares of Company common stock in street name through a nominee (such as a bank or broker), including those who hold less than 4,000,000 shares in street name through a nominee, in the same manner as shareholders whose shares are registered directly in their own names. The Company will ask its transfer agent to request that such banks, brokers and other nominees (i.e., holding shares in street name for beneficial holders), carry out and effect the reverse stock split and the proposed cash-out of fractional shares for their various beneficial holders.

●	While the Company and its transfer agent (VStock Transfer) will attempt to consolidate holdings of the same shareholder, it must be noted that (a) the Company and its transfer agent may not be able to do so, for example if they do not have the necessary information to compare and/or consolidate all of a single shareholder’s registered record holdings (if any) with any shares that same shareholder may hold in street name in a brokerage account (if any), and (b) the various banks, brokers and other nominees who hold shares in street names for various beneficial holders may have different procedures for processing the reverse stock split and the cash-out of fractional shares. Therefore, it is very important that each shareholder review his or her own holdings to determine if any shares are held through a nominee that holds shares in street name, and, if some are so held, it is very important to contact the bank, broker or other nominee holding any of the shareholder’s shares in street name.

●	It also is possible that some shareholders may hold shares in multiple certificates, or in multiple street name accounts through one or more nominees, or hold a combination of both certificated shares and shares held by a nominee in street name. Therefore, it is possible that someone holding more than 4,000,000 pre-split shares in multiple certificates and/or shares held in street name by a nominee, might end up a Cashed-Out Stockholder if each separate certificate and/or street name holding is less than 4,000,000 shares. As noted above, while the Company and its transfer agent will endeavor to consolidate holdings of a single stockholder, this may not be possible for various reasons including lack of pertinent information. Therefore, shareholders should check their holdings carefully, and contact the bank, broker or other nominee holding any of the stockholder’s shares in street name, to make sure that they take appropriate steps to either become, or avoid becoming, a Cashed-Out Stockholder, as they prefer.

●	The Independent Committee and ultimately the Board evaluated price fairness, and that evaluation included consideration of the: (a) fairness opinion provided by Houlihan Capital, LLC; (b) the multiple valuation approaches used by Houlihan Capital, LLC in its presentation of fairness (which included an analysis of public companies comparable to the Company and an analysis of transactions undertaken by comparable companies in the last 12 months); (c) the highest closing price of the stock in the preceding 30 days prior to their recommendation (in compliance with the “market value” definition of Nevada Revised Statute §78.424) and (d) the availability of statutory appraisal rights for qualifying dissenters who satisfy the applicable statutory requirements. See “Dissenters’ Rights” and Annex 1. The Houlihan Capital fairness opinion concluded that the estimated fair value of equity range was $0.018 to $0.037. The highest closing price of the Company’s stock over the 30 days preceding April 11 (the date the Independent Committee made its recommendation) was $0.0343. The lowest closing price for the Company’s common stock over that same period was $0.022. The Board has elected to use the highest value in the Houlihan Capital fairness opinion range, three-point-seven cents ($0.037) as the cash-out price.

●	Any shareholder of the Company who has and who properly exercises his or her statutory right to dissent and perfects his or her statutory appraisal rights under the Nevada Revised Statutes NRS 92A.300 to 92A.500, if any, shall be entitled, with respect to any shares as to which he or she shall so dissent, to the “fair value” of such shares immediately before the effectuation of the reverse stock split, excluding any appreciation or depreciation in anticipation of the reverse stock split. NRS 92A.320(1). “Fair value” will be determined using “customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal.” NRS 92A.320(2). Discounts for lack of marketability and minority status will not be applied to the determination of “fair value.” NRS 92A.320(3). A copy of Nevada Revised Statutes NRS 92A.300 to 92A.500 is set forth in Annex 1 to this Proxy Statement. See “Special Factors - Statutory Appraisal Rights” and Annex 1. Any shareholder who wishes to assert dissenter’s rights must deliver to the Company a statement of the shareholder’s intent to assert dissenter’s rights prior to the Special Meeting and no later than June 23, 2025, (NRS 92A.420(1)(a)) and must not vote in favor of Proposal Number 1. NRS 92A.420(1)(b). CLSH must receive this statement no later than June 23, 2025. Dissenter’s rights will not be available to any shareholder who votes in favor of Proposal Number 1. Dissenter’s rights are not available for any shares that are “covered securities” as defined under section 18(b)(1)(A) of the Securities Act of 1933, as amended. See NRS §92A.390. “Covered securities” include shares issued pursuant to an exemption from regulation such as Regulation D. See Section 18(b)(1)(A) of the Securities Act of 1933, as amended.

SPECIAL FACTORS

This section provides information concerning special factors relating to Proposal Number 1 and the proposed 1:4,000,000 reverse stock split and related transactions including the cashing out of fractional shares following such split and subsequent anticipated SEC deregistration and Canadian delisting.

The proposed reverse stock split and anticipated SEC deregistration after the split are also considered a “going private” transaction as defined in Rule 13E-3 promulgated under the Exchange Act (a “Rule 13E-3 Transaction”).  Accordingly, the Company has filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 with the SEC related to the proposed reverse stock split and subsequent planned SEC deregistration. The Schedule 13E-3 is available on the SEC’s website at www.sec.gov and on the Company’s website at clsholdingsinc.com.

Purpose and Reasons for the reverse stock split

The primary reason for the proposed reverse stock split is to relieve the Company of the costs and associated burdens of remaining a public SEC-reporting company.

Specifically, the Board and Independent Committee determined that if the proposed reverse stock split is approved by the stockholders and implemented, the estimated cost savings resulting from no longer being an SEC-registered company will be approximately $950,000 per year. Estimated transaction costs are expected to be less than $1.7 million including estimated total cash payments of approximately $1.36 million to purchase fractional share interests that will be cashed out.  The Company expects to pay such transaction costs and consideration for such fractional share interests from existing cash reserves and loans. The Company has not yet negotiated the terms of any such loans.

The proposed 1:4,000,000 reverse stock split, including the proposed cash payment of three-point-seven cents ($0.037) per pre-split share for all resulting fractional shares (in lieu of issuing any fractional shares) after the split, will reduce the number of the Company’s record shareholders to below 300. In terms of equivalent pre-split shares, it is anticipated that approximately 36,734,517 shares would be cashed out.

If the reverse stock split is approved by shareholders and implemented, then the Company intends to terminate the registration of its common stock under the Exchange Act pursuant to Section 12(g)(4) of the Exchange Act and to delist pursuant to National Instrument 51-102 in Canada. Following the reverse stock split, the decision by the Company to terminate such registration does not require shareholder approval and will not be voted upon at the shareholders meeting. Subject to shareholder approval of the reverse stock split and implementation thereof, the Board of Directors will approve such deregistration and delisting at its next scheduled meeting.

The Company has determined to conduct the proposed stock split at this time to cash out shareholders with less than 4,000,000 shares. The Company’s management understands that this will ultimately result in the Company having fewer than 300 shareholders of record and allow it to become a private company, relieving the Company of its Exchange Act and Canada National Instrument 51-102 filing and compliance requirements. This will allow the Company to take advantage of cost and time resource savings which will help reduce costs and increase profitability. The monetary cost savings could be redirected to improve operations through capital investments such as new equipment or business lines, greater cash flow to further take advantage of prompt payment discounts on its trade payables, improved information systems to get information to management in a timelier manner and streamline business activity, and/or to improve wages and benefits packages to attract and retain quality personnel. In addition, the Company’s management can reallocate the time savings to strategic matters and business initiatives such as the Company’s sales structure, information systems, workflow processes, and current and future business lines.

The Company and its Management began exploration of a potential transaction in 2024 and engaged legal counsel to assist with that process. The Board also appointed a special Independent Committee of independent directors on January 22, 2025, to explore whether the Company should pursue a potential transaction, and, if so, to make recommendations as to the details. The Independent Committee adopted a charter and retained its own legal counsel to advise it regarding its deliberations on and considerations of the best course of action for the Company.

The Company proposed to conduct the reverse stock split at this time because the Company and its Management believe, given the factors discussed herein, including stock performance, that the benefits of remaining a public company no longer outweigh the prohibitive costs.

Deliberations of the Board and the Independent Committee

Strategic Review and General Market Conditions

At the Company Board Meeting on January 22, 2025, the Company CEO advised the Board that he had completed an internal strategic review that was commenced in 2024. The purpose of the internal review was to evaluate industry trends, evaluate the Company structure and performance, evaluate the Company’s strategic positioning in the marketplace and to come up with a recommended course of action for the future. The central components of the strategic review are discussed below.

Revenue and Market Conditions

Over the last three years the Company has seen a steady and significant reduction in revenue at both its dispensary, Oasis Dispensary, and at its production facility known as City Trees. The decrease in revenue year-to-year is depicted in the chart below:

Oasis Dispensary Revenue

Year	2022	2023	2024	2025

January	$1,032,655,85	$1,185,089.91	$966,021.88	$791,436.46

February	$1,165,557.76	$1,109,768.99	$1,017,805.75	$718,802.31

March	$1,351,438.47	$1,195,367.96	$1,127,588.22	$779,389.46

April	$1,409,783.31	$1,193,941.10	$1,110,428.66

May	$1,438,425.72	$1,222,648.72	$1,095,601.13

June	$1,314,081.33	$1,128,326.96	$974,798.75

July	$1,301,182.23	$1,118,862.85	$1,063,961.42

August	$1,273,293.12	$1,061,351.11	$1,028,314.98

September	$1,230,385.40	$1,066,465.08	$904,213.93

October	$1,348,357.48	$1,048,804.61	$946,719.75

November	$1,214,060.16	$988,795.67	$855,925.64

December	$1,234,402.62	$1,003,395.79	$848,278.99

Total	$15,313,623.45	$12,322,818.75	$11,882,777.57

City Trees Revenue

Year	2022	2023	2024	2025

January	$714,914.96	$665,681.74	921,328.86	$472,537.56

February	$811,747.14	$655,530.47	$491,429.83	$487,063.85

March	$647,925.76	$671,050.36	$540,735.01	$510,162.73

April	$762,817.50	$741,691.68	$452,910.71

May	$549,525.77	$429,636.07	$394,674.81

June	$783,859.14	$590,186.77	$500,653.84

July	$713,648.19	$531,893.19	$576,088.19

August	$640,011.32	$683,905.61	$660,120.14

September	$811,929.40	$637,943.73	$267,024.72

October	$530,050.56	$632,785.72	$612,984.73

November	$894,179.07	$822,626.97	$574,405.60

December	$586,828.10	$525,472.27	$532,658.41

Total	$8,447,436.91	$7,588,377.58	$6,524,014.85

This precipitous revenue decline of $3,430,845 for Oasis Dispensary and $1,923,422 for City Trees over the last three years was not unique to the Company. The trend has been nationwide in the cannabis industry. A significant drop in the price of raw material combined with price compression, the end of stimulus checks, flirtations with a recession and significant inflationary pressures have all limited the amount of money customers have and are willing to spend on cannabis. The fact that there appear to be no current plans for the federal government to reclassify cannabis as a Schedule II or III drug, or to adopt safe banking legislation, means that the cannabis industry will continue to be severely hamstrung by onerous and punitive tax treatment, inaccessibility to capital markets, and oppressive expenses associated with banking and other financial transactions.

Another significant factor in revenue decline has been the introduction of unregulated intoxicating hemp products into the marketplace which offers consumers a much cheaper alternative to regulated cannabis. While Management expects that state governments and the federal government will eventually shut down this illicit market, until that happens the sales of intoxicating hemp products are coming at the direct expense to more expensive regulated cannabis products.

Expense Reductions

In response to the declining revenue, the Company has engaged in a strategic and aggressive cost-cutting campaign which saw a reduction in the number of employees of the Company and its subsidiaries from 89 employees as of January 1, 2024, to 78 employees as of January 1, 2025. The reduction in staff has resulted in a corresponding reduction of $924,400.32 in wages and matching employer expenses. At this point, the Company believes that it is running as lean as it possibly can without negatively impacting performance and sales. Therefore, the Company’s Board and Management believe that the Company has reached its limit on what it can save by reducing payroll expenses.

Debt Reduction

In addition to reducing expenses significantly over the last two years, the Company has devoted a significant amount of its available cash to dramatically reducing its debt. In its 2023 Fiscal Year End 10K, the Company reported debt in the form of 3rd party notes, related party notes and debentures in the amount of $10,649,252. In the 2024 Fiscal Year End 10K that number was $6,615,750. As of the fiscal third quarter ending on February 28, 2025, the debt stood at $3,154,570. At this point, the Company has eliminated all of the debt that could be retired at a discount.

Cost and Benefits of Being a Public Company

Another critical part of the Company’s strategic review over the last year has been an evaluation of the costs and benefits of being a public company. When the Company was originally formed, the expectation was that conventional capital markets would soon be available as a means of raising essential capital. The access to conventional capital markets never materialized since cannabis remains a Schedule I drug and the industry does not enjoy favored banking relations. As a result, the primary benefits of being a public company are simply not available to the Company or the cannabis industry at large. Instead, companies like CLSH have been forced to turn to private lenders and tactical funds to raise capital, generally at above-market rates or terms. The cost and limited access to money has, in turn, hampered the Company’s ability to expand and take advantage of growth opportunities. The Company undertook an analysis of the costs of being public and determined that it spent approximately $1,174,000 in 2024 alone in public company compliance, which amounts to an average expenditure of $97,900.30 per month, without any corresponding benefit.

The largest categories of expense that made up that amount were: (1) $39,707.51 in stock service expenses; (2) $219,189.51 in accounting and auditing fees; (3) $57,510 in investor relations costs; (4) $447,843.06 in legal fees for U.S. (securities, corporate and cannabis counsel) and Canadian counsel; (5) $28,254.27 in membership dues and subscriptions; and (6) $5,448 in stock transfer fees.

In addition to the above, the Company was hearing from a number of its shareholders that, given these trends, they wanted to liquidate their shareholding interest but were unable to do so because the market for their shares was limited and any attempt to sell shares at any reasonable volume would result in a collapse of the share price. The Company began exploring in 2024 a transaction structure that could provide a liquidity opportunity to the Company’s shareholders and also permit the Company to cease being a reporting issuer in Canada and the US. After exploring various options, the Company settled on a transaction structure involving taking the Company private through a share consolidation. The consolidation would benefit the shareholders inasmuch as it provides a liquidity event for them at “fair value” for their shares, while at the same time allowing the Company to cease being a reporting issuer under Canadian and U.S. securities laws. On January 22, 2025, the Board agreed that, based upon the preliminary review and advice of counsel, a potential share consolidation had sufficient merit to warrant further consideration by an Independent Committee.

DELIBERATIONS OF THE INDEPENDENT COMMITTEE

On January 22, 2025 the Board of the Company held a meeting. During that meeting, counsel for the Company advised the Board of the general parameters of the share consolidation and the go-private analysis, as well as their impact on shareholders and the Company. Counsel further advised that: (1) an Independent Committee of independent Board members needed to be formed to further consider the benefits and ramifications of a share consolidation and then make a recommendation to the full Board regarding how, or if, to proceed; (2) Andrew Glashow, the CEO and Chairman of the Company should recuse himself from being on the Independent Committee since he was a contracted employee and a shareholder of 1,250,000 shares in the Company and was therefore, not “independent;” (3) general legal counsel, current Canadian counsel and SEC counsel to the Company would all recuse themselves from advising the Independent Committee on the share consolidation since they had all been involved in the evaluation of the options on behalf of the Company through its CEO Mr. Glashow, and might be viewed as biased on the matter; (4) the Independent Committee should adopt a governing mandate that defined the scope of its duties; and (5) the Independent Committee should retain its own counsel.

On January 22, 2025, following the Board meeting, the Independent Committee held a meeting to adopt its charter, appoint a chairperson, and engage counsel for the Independent Committee. The Committee discussed potential transaction structures to take the Company private, including a potential transaction to acquire outstanding shares through a reverse stock split. The Committee concluded that a fairness opinion issued by an independent third party was needed to determine a fair and equitable price for acquired shares in a potential transaction. The Independent Committee directed its counsel to solicit bids from third-party firms to provide a fairness opinion as to the value of the Company for purposes of evaluating a potential transaction.

On February 3, 2025, the Independent Committee held a meeting to evaluate the bids counsel had obtained with respect to the fairness opinion. Prior to the meeting, counsel provided written materials from two firms to the Independent Committee for consideration. The Committee discussed the merits of the two bids received, including each firm’s reputation and relevant experience in rendering opinions on transactions, the specific experience of each firm in the cannabis industry, and the costs and fees for the engagement of each. Counsel reviewed the details regarding each bid with the members of the Independent Committee. The Independent Committee directed counsel to receive and evaluate a bid from a third firm and agreed that the Independent Committee would make a final choice after evaluating the third firm’s proposal. The Independent Committee also discussed the potential transaction structure. Counsel explained to the Independent Committee that Nevada law permitted a public company to effectuate a reverse stock split upon obtaining the affirmative approval of a majority of the stockholders voting at a meeting. The reverse stock split would result in fractionalization of stock, meaning that after the reverse stock split a stockholder may own less than one share of stock. In the contemplated transaction, the Company would purchase any fractionalized shares from such shareholders. The Independent Committee discussed what price per share would be optimal for the shareholders. The Independent Committee concluded that to ensure maximum fairness and a maximum price to minority shareholders, the Company could offer the fractionalized shareholders a pre-split price per share equal to the higher of (a) the highest trading price over the 30-day period prior to the delivery of the Proxy Statement to shareholders, or (b) the highest amount indicated in an independent third-party fairness opinion.

On March 3, 2025, the Independent Committee held a meeting to choose the firm to provide the fairness opinion and to further discuss the proposed transaction structure. After reviewing bids from three firms, the Independent Committee elected to engage Houlihan Capital, LLC (“Houlihan”) to provide the fairness opinion. The Independent Committee resolved to provide Houlihan with any information requested and to cooperate with Houlihan to ensure prompt delivery of the fairness opinion. In response to a request from the Independent Committee, counsel made a presentation to the Independent Committee regarding the mechanics of a reverse stock split in a potential take-private transaction.

On April 9, 2025, the Independent Committee met to hear the presentation of Houlihan. Houlihan confirmed that it maintained independence throughout the engagement and had no prior relationship with the Company. Houlihan further affirmed that its compensation is not contingent upon the outcome of the transaction and that it had been provided with unrestricted access to Company documentation it needed to conduct its analysis. Houlihan explained that its fairness option would address whether the reverse stock split was fair to unaffiliated shareholders but would not serve as a recommendation to proceed. Houlihan explained its rationale for choosing the valuation methodologies it chose. Houlihan presented its results and the review and approval process remaining before the issuance of the final fairness opinion. The Independent Committee posed several questions to the Houlihan team, including whether trailing twelve-month financial information or forward-looking revenue projections were most appropriate, how OTC-listed companies differed from their exchange-traded peers for purposes of the analysis, Houlihan’s rationale for the discount applied to the Company’s valuation, and the inclusion of the Company in the comparable set due to available market data.

On April 11, 2025, the Independent Committee met to further discuss the Houlihan presentation. Counsel confirmed that all outstanding questions of the Independent Committee had been satisfactorily addressed. The Independent Committee discussed the information provided by Houlihan’s analysis and expressed confidence in the information provided. The Independent Committee concluded that transitioning the Company to a private entity would serve the Company’s best interests and provide liquidity to shareholders at a fair price. The Independent Committee expressed support for recommending to the full Board that the Company proceed with a 4 million to 1 reverse stock split and offer shareholders a cash payment of three-point-seven cents ($0.037) per pre-split share, reflecting the high end of the valuation range set forth in the fairness opinion. The Committee instructed counsel to draft a formal resolution recommending that the full Board approve the proposed reverse stock split and the three-point-seven cents ($0.037) per pre-split share offer to shareholders.

Potential Conflicts of Interest of Officers, Directors and Certain Affiliated Persons.

Directors and executive officers and 10% or greater shareholders may have interests in the reverse stock split that are different from the interests of other shareholders of the Company.

Assuming cash-out of approximately 36,734,517 estimated pre-split shares (as estimated by the Independent Committee and the Board) at the price of three-point-seven cents ($0.037) per share, 22.3% of the 164,734,517 total shares currently outstanding on the record date would be cashed out.

It must be noted that the number of shares to be cashed out in the proposed reverse stock split may vary from the estimate above, and the ownership percentage of shares of common stock held by directors, executive officers and 10% or greater shareholders after such split will proportionally increase or decrease as a result of purchases, sales and other transfers of shares of common stock by shareholders prior to the effective date and time of the proposed reverse stock split, and the number of street name shares that are actually cashed out in the reverse stock split.

Directors, executive officers and 10% or greater shareholders will experience certain advantages after the proposed reverse stock split.  For example, after such split, these persons will be relieved of certain SEC reporting requirements under Section 16 of the Exchange Act, and public disclosure of information regarding their compensation and stock ownership will no longer be required.

Fairness Opinion

The Independent Committee retained Houlihan Capital, LLC (“Houlihan”) to serve as an independent third-party valuation firm to provide the Independent Committee with a fairness opinion to determine the fair market value for the shares of the Company’s common stock. The Independent Committee considered several possible valuation firms and selected Houlihan based on its significant valuation experience, its estimated time frame for completing the valuation and the quoted cost of doing the valuation for the Independent Committee.

The Company has paid Houlihan a fee of $100,000, which was the quoted fee provided by Houlihan. This fee was not contingent on any result.

A copy of Houlihan’s Fairness Opinion is set forth in Exhibit 99.2, to the Schedule 13E-3 Transaction Statement filed at approximately the same time as this Proxy Statement. Copies of the Schedule 13E-3 and all exhibits are available online from the SEC’s web site at www.sec.gov and the Company’s website at clsholdingsinc.com. Shareholders should read the Fairness Opinion in Exhibit 99.2 to the Schedule 13E-3. This copy has been provided in said exhibits with the express written permission of Houlihan.

Houlihan’s investigation included:

●	discussions with certain members of Company management regarding the proposed reverse stock split, historical performance of the Company, and future outlook;

●	a review of information provided by the Company, including, but not limited to:

o	the Company’s most recent reports on Forms 10-Q and 10-K and other relevant public documents as filed with the Securities and Exchange Commission;

o	unaudited financial statements for the year-to-date period ended February 28, 2025;

o	management-provided financial projections for the fiscal years ended May 31, 2025 through May 31, 2027;

o	operating agreements related to CLS Holdings LLC and to Company subsidiaries, Alternative Solutions LLC, Serenity Wellness Center LLC, Serenity Wellness Products LLC and Serenity Wellness Growers LLC;

o	the Company’s Articles and Bylaws; and

o	documents related to sixteen promissory notes issued at various times from January 2, 2024, through February 26, 2025;

●	a review of the industry in which the Company operates, including industry research, a review of comparable public companies, and certain mergers and acquisitions of comparable businesses; and

●	development of indications of value for the Company using generally accepted valuation methods.

Houlihan considered and evaluated several analytical methodologies and employed a subset of those methodologies that it believed would yield the best conclusion. Houlihan notes in its fairness opinion that “each analytical technique has inherent strengths and weaknesses” and that Houlihan “made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered” in the context of the reverse stock split.

Houlihan ultimately concluded that the Board’s proposal to pay three-point-seven cents ($0.037) for each pre-split share for fractionalized shares following the reverse stock split is fair from a financial point of view to the Company and its shareholders.

Effects on Warrant Holders

The Company has warrants to purchase 14,398,169 shares of common stock outstanding. The exercise prices of the warrants exceed the price per share offered in connection with the reverse stock split. The Company does not anticipate that any warrant holder will exercise his or her warrants in order to participate in the reverse stock split. The warrants will by their terms be adjusted to reflect the reverse stock split. Because the warrants by their terms may only be exercised for whole shares, when the shares available for purchase pursuant to the warrants are fractionalized, any unexercised warrants will become ineffective, unenforceable and worthless to the holder.

DISSENTERS’ RIGHTS

Under Nevada Revised Statutes, shareholders may be entitled to dissenters’ rights with respect to the reverse stock split described in this Proxy Statement.

Pursuant to Chapter 92A (Section 300 through 500 inclusive) of the Nevada Revised Statutes (“NRS”) (the “Dissenters’ Rights Provisions”) and specifically Section 92A.380(a)(1)(f), certain stockholders of the Company are entitled to file a dissent to the price offered per share pursuant to the reverse stock split and to obtain payment of the fair value of his or her fractional shares of common stock following the reverse stock split, subject to their ability to prove a “fair value” greater than what is being offered by the Company. A dissenting shareholder “is entitled only to obtain payment of the fair value of a fraction of a share.” NRS Section 92A.380(a)(f). These rights are granted by Nevada law. Dissenter’s rights are not available for any shares that are “covered securities” as defined under section 18(b)(1)(A) of the Securities Act of 1933, as amended. “Covered securities” include shares issued pursuant to an exemption from regulation such as Regulation D. See NRS 92A.390.

A copy of the NRS Chapter 92A, sections 300-500 inclusive (the “Dissenters’ Rights Provisions”) is attached as Annex 1 hereto. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Annex 1 hereto. If you fail to comply with the procedures specified in the Dissenters’ Rights Provisions in a timely manner, you may lose your dissenters’ rights. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights.

Stockholders who perfect their dissenters’ rights by complying with the procedures set forth in the Dissenters’ Rights Provisions will have the fair value of their Shares determined by a Nevada state district court and will be entitled to receive a cash payment equal to such fair value, whether higher or lower than the $0.037 per share price offered by the Company. Any such judicial determination of the fair value of such Shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the price to be paid in connection with the reverse stock split. In addition, stockholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the exchange on the amount determined to be the fair value of their shares.

In order to demand payment in excess of the $0.037 per share offered by the Company, NRS Section 92A.420 requires a stockholder who wishes to assert dissenter’s rights with respect to his or its shares:

(a)	to deliver to the Company, BEFORE the vote is taken (no later than June 23, 2025), a statement of intent to dissent with respect to the share price offered by the Company in the reverse stock split; and

(b)	to NOT vote, or cause or permit any of the stockholder’s shares to be voted, in favor of the reverse stock split.

Within 10 days after the approval of the reverse stock split (if approved), the Company will send a written notice (the “Notice of Dissenter’s Rights”) to all the record stockholders of the Company who exercised dissenter’s rights. Pursuant to NRS 92A.430, the Notice of Dissenter’s Rights will be accompanied by information that will: (a) state where the demand for payment must be sent and where and when certificates, if any, for Shares must be deposited; (b) inform the holders of Shares not represented by certificates to what extent the transfer of the Shares will be restricted after the demand for payment is received; (c) supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the reverse stock split and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date; (d) set a date by which the Company must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; (e) state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the Company by such specified date; and (f) be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

Under NRS 92A.440, a stockholder wishing to exercise dissenter’s rights must:

●	demand payment;

●	certify whether the stockholder acquired beneficial ownership of the common stock before the date specified in the Notice of Dissenter’s Rights; and

●	deposit its certificates, if any, in accordance with the terms of the Notice of Dissenter’s Rights.

Under NRS 92A.440(5), stockholders who fail to demand payment or deposit their certificates where required by the dates set forth in the Notice of Dissenter’s Rights will not be entitled to demand payment or receive the fair market value for their Shares as provided under Nevada law. Instead, such stockholders will receive the same consideration as the stockholders who do not exercise rights of a dissenting owner.

Pursuant to NRS 92A.460, within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of the Dissenters’ Rights Provisions the amount the Company estimates to be the fair value of such shareholder’s fractional share, plus interest from the effective date of the reverse stock split. Any such payment to a dissenting shareholder must be accompanied by certain financial information of the Company specified in NRS 92A.460(2).

Under NRS 92A.470(1), the Company is entitled to withhold payment from a dissenter unless the dissenter was the beneficial owner before the date set forth in the dissenters’ notice as of the first date of any announcement to the news media or to the stockholders of the terms of the proposed corporate action. If the Company chooses to withhold payment, it is required, within 30 days after receiving demand for payment, to notify the dissenter: (a) of the Company’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the notice, a statement of earnings for that year, and a statement of changes in stockholders’ equity for that year, or, where such financial statements are not reasonably available, then such reasonably equivalent financial information, as well as the latest available financial statements, if any; (b) of the Company’s estimate of the fair value of the fractional share; (c) that the dissenter may accept the Company’s estimate of the fair value, plus interest, in full satisfaction of his or her demands or demand appraisal; (d) that if the dissenter wishes to accept the offer, the dissenter must notify the Company of acceptance within 30 days after receiving of the offer; and (e) that if the dissenter does not satisfy the requirements for demanding appraisal, the dissenter shall be deemed to have accepted the Company’s offer.

NRS 92A.480(1) provides that a dissenter who believes that the amount paid or offered is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, may, within 30 days after the Company made or offered payment for the fractional share, either (i) notify the Company in writing of his or her own estimate of the fair value of the fractional share and the amount of interest due and demand payment of difference between this estimate and any payments made, or (ii) reject the offer for payment made by the Company and demand payment of the fair value of his or her fractional share and interest due.

If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce under NRS 92A.460(1) the dissenter’s rights by commencing an action in Clark County, Nevada or if the dissenting stockholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.

If a dissenting stockholder disagrees with the amount of the Company’s payment, then the dissenting stockholder may, pursuant to NRS 92A.480, within 30 days of such payment, (i) notify the Company in writing of the dissenting stockholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company, or (ii) reject the offer by the Company if the dissenting stockholder believes that the amount offered by the Company is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting stockholder submits a written demand as set forth above and the Company accepts the offer to purchase the fractional share at the offer price, then such dissenting stockholder will be sent a check for the full purchase price of the Shares within 30 days of acceptance.

If a demand for payment remains unsettled, the Company must commence a proceeding in a Clark County, Nevada district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the Shares, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against the Company if the court finds that (i) the Company did not comply with the Dissenters’ Rights Provisions or (ii) against either the Company or a dissenting stockholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the Dissenters’ Rights Provisions.

If the Company fails to commence such a proceeding, it would be required by NRS 92A.490(1) to pay the amount demanded to each dissenter whose demand remains unsettled. Dissenters would be entitled to a judgment for the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the Company; or the fair value, plus accrued interest, of his after-acquired shares for which the Company elected to withhold payment pursuant to Section 92.470 of the NRS.

Under Section 92A.490(4) of the NRS, the district court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to such order. In any such court proceeding, the dissenters are entitled to the same discovery rights as parties in other civil proceedings.

Under Section 92A.500 of the NRS, the district court will assess the costs of the proceedings against the Company, unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The district court may also assess against the Company or the dissenters the fees and expenses of counsel and experts for the respective parties, in the amount the court finds equitable.

A person having a beneficial interest in a fractional share that is held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the fractional share is owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If a fractional share is owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns a fractional share through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such fractional share must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such fractional share.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds a fractional share as a nominee for others, will be able to exercise dissenters’ rights with respect to the fractional shares held for all or less than all of the beneficial owners of those fractional shares as to which such person is the record owner. In such case, the written demand must set forth the number of fractional shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner.

Under NRS 92A.380(2), a stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the reverse stock split unless it is unlawful or fraudulent with respect to the stockholder or the Company.

The foregoing summary does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenter’s rights and is qualified in its entirety by express reference to Section 92A.300 to 500 of the NRS, the full text of which is attached hereto and include in Annex 1.

STOCKHOLDERS ARE URGED TO READ ANNEX 1 IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF DISSENTERS’ RIGHTS.

COMPANY INFORMATION

Information about our Officers and Directors

The background of each of our officers and directors is set forth below. Each of our officers and directors may be contacted at the Company at 516 S. 4th Street, Las Vegas, NV 89101, (888) 260-7775.

Andrew Glashow. Mr. Glashow is a director and has served as the Company’s Chief Executive Officer since August 2022. Mr. Glashow served as the Company’s President from March 1, 2019, through March 1, 2023, and has served as a director since December 2017. Mr. Glashow served as the Company’s Chief Operating Officer from March 2019 until his appointment as Chief Executive Officer in August 2022. Effective March 1, 2023, Mr. Glashow was appointed Chairman of the Board of Directors. Mr. Glashow is employed at the Company’s offices described above.

Ross Silver. Mr. Silver is an independent Company director. Since 2015, Mr. Silver has been the owner and Chief Executive Officer of Sylva International LLC, located at 19341 Brookside Way, Bend, OR 97702. Sylva International LLC is a marketing firm.

David Zelinger. Mr. Zelinger is an independent Company director. Since May 2022 to the present Mr. Zelinger is Managing Partner at Canis Major Partners, LLC, located at 7 Kirkwood St., Long Beach, NY 11561. Mr. Zelinger previously worked at RTX Fintech, a CFTC Regulated Swaps Exchange facility and derivatives trading platform from March 2021 through April 2023. From February 2022 through February 2021 Mr. Zelinger served as Sales Director/Treasury Management Systems for SS&C Technologies.

Charlene Magee. Ms. Magee has served as the Company’s Executive Vice President of Finance since March 2022. Ms. Magee was the Company’s Vice President of Finance from September 2020 through March 2022. From June 2019 through September 2020 Ms. Magee was the Company’s Controller. Ms. Magee is employed at the Company’s offices described above.

Jamie Dickson. Ms. Dickson has served as the Company’s Chief Compliance Officer and Chief Administrative Officer since January 2023. She previously acted as Chief Administrative Officer from 2022 through 2023, and HR director from 2021 through 2022. Ms. Dickson is employed at the Company’s offices described above.

None of our officers or directors has been convicted of a crime in the past 5 years (excluding traffic violations or similar misdemeanors). None of our officers or directors had been a party to any proceeding during the past 5 years that resulted in an order or decree enjoining them from violations of securities laws or finding that they violated securities laws. Each of our officers and directors is a U.S. citizen.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 16, 2025, by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors and named executive officers; and (iii) all of our directors and executive officers as a group. Our only class of voting securities is our common stock. To our knowledge, none of the shares listed below is held under a voting trust or similar agreement. To our knowledge, there are no pending arrangements, including any pledges by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company. There were 164,734,517 shares of common stock issued and outstanding on May 1, 2025.

Unless otherwise indicated in the following table, the address for each person named in the table is c/o CLS Holdings USA, Inc., 516 S. 4th Street, Las Vegas, NV 89101. Because the equity incentive plan will be cancelled if the reverse stock split is approved, this table does not include vested stock options.

Officers and Directors

Title of Class	Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Class
Common Stock	Andrew Glashow	1,235,237		*
Common Stock	Charlene Magee	25,000		*
Common Stock	Ross Silver	61,867	(2)	*
Common Stock	David Zelinger	0		*
Common Stock	Jamie Dickson	12,500		*
Common Stock	All directors and executive officers as a group (5 persons)	1,334,604		*

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

1	Except as otherwise indicated, to our knowledge, the persons named in this table have sole voting, investment and dispositive power with respect to all shares of common stock listed. Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

2	Represents 61,867 shares indirectly held through Mr. Silver’s IRA.

5% or Greater Stockholders

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percentage of Class
Common Stock	Frank Koretsky	80,027,062	(2)	48.6%
	9849 SE Sandpine Lane Hobe Sound, FL 33455

Common Stock	Patrick Haldan	16,358,109	(3)	9.93%
	7180 E. Kierland Blvd, Unit 1116 Scottsdale, AZ 85254

Common Stock	LEM Investments LLC	16,358,109	(4)	9.93%
	6900 E. Camelback Road, Suite 1020 Scottsdale, AZ 85251

Common Stock	Ian Whitmore	16,167,406	(5)	9.82%
	4641 E Pebble Ridge Paradise Valley, AZ 85253

1	Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock. Beneficial ownership does not include any shares the holder may receive upon the conversion of interest that has accrued or that will accrue in the future with respect to the convertible debentures.

2	Includes (i) 3,368,706 shares of our common stock held directly by Newcan Investment Partners LLC, an entity of which Frank Koretsky is the beneficial owner and over whose securities Mr. Koretsky has voting and investment power; and (ii) 76,658,356 shares of our common stock held directly by FK Legacy Trust, an entity of which Frank Koretsky is the beneficiary. This information is based on Company records.

3	Includes 16,358,109 shares of our common stock held directly by Mr. Haldan. This information is based on Company records.

4	Includes 16,358,109 shares of our common stock held directly by LEM Investments LLC. This information is based on Company records.

5	Includes 16,167,406 shares of our comment stock held directly by Mr. Whitmore. This information is based on the Company records.

The Company is not directly or indirectly owned or controlled by another corporation or foreign government.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

AS REQUIRED BY U.S. TREASURY REGULATIONS GOVERNING TAX PRACTICE, YOU ARE HEREBY ADVISED THAT ANY WRITTEN TAX ADVICE CONTAINED HEREIN WAS NOT WRITTEN OR INTENDED TO BE USED (AND CANNOT BE USED) BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE. THE ADVICE WAS PREPARED TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE WRITTEN ADVICE. ANY PERSON REVIEWING THIS DISCUSSION SHOULD SEEK ADVICE BASED ON SUCH PERSON’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Federal Income Tax Consequences of the reverse stock split

The following is a summary of the material United States federal income tax consequences of the reverse stock split but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a stockholder’s particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	persons subject to the alternative minimum tax;

●	tax-exempt organizations;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our Company (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

●	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership holds common stock of the Company, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their tax advisors.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

CLS Holdings USA, Inc.

We believe that the reverse stock split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the reverse stock split.

Stockholders

The federal income tax consequences of the reverse stock split for our stockholders will differ depending on the number of shares of pre-split common stock owned and, in some cases, constructively owned by such stockholders. As set forth in more detail below, stockholders who own at least 4,000,000 shares of pre-split common stock will retain their shares and will not recognize any gain, loss or dividend income as a result of the reverse stock split. Stockholders who own fewer than 4,000,000 shares of pre-split common stock (or shares in excess of 4,000,000 but fewer than another 4,000,000) will receive cash for those pre-split shares, the treatment of which will depend on whether the constructive ownership rules described below are applicable. If such constructive ownership rules do not apply, a stockholder who owns fewer than 4,000,000 shares of pre-split common stock generally will recognize gain or loss upon the sale or exchange of the pre-split common stock. If such constructive ownership rules apply, the stockholder may be required to treat any cash received as a dividend distribution rather than as gain or loss from a sale or exchange, as more fully described below. The differences in tax consequences to the stockholders do not depend on whether a stockholder is an affiliate of the Company, has voted to approve the reverse stock split or is an unaffiliated stockholder. Neither the differences in tax consequences between stockholders who hold at least 4,000,000 shares of pre-split common stock and stockholders who own fewer than 4,000,000 shares of pre-split common stock nor the differences in tax consequences between the stockholders and the Company were reasons for the Company to undertake the reverse stock split in this form at this time.

Stockholders Who Receive Shares of Post-Split Common Stock

A stockholder who retains shares of post-split common stock in the transaction (i.e., a stockholder who owns at least 4,000,000 shares of pre-split common stock) will not recognize gain or loss or dividend income as a result of the reverse stock split with respect to their continuing shares, and the tax basis (as adjusted for the reverse stock split) and holding period of such stockholder in shares of pre-split common stock will carry over as the tax basis and holding period of such stockholder’s shares of post-split common stock.

Stockholders Who Receive Cash

The cash received by stockholders in the reverse stock split will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation, the transaction will be taxed as either:

●	A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or

●	A cash distribution which is treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules.

Under Section 302 of the Code, a redemption of shares from a stockholder as part of the reverse stock split will be treated as a sale or exchange of the redeemed shares if:

●	the reverse stock split results in a “complete termination” of such stockholder’s interest in the Company;

●	the receipt of cash is “substantially disproportionate” with respect to the stockholder; or

●	the receipt of cash is “not essentially equivalent to a dividend” with respect to the stockholder.

These three tests (the “Section 302 Tests”) are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents (“family attribution”). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities (“entity attribution”). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

A stockholder who receives cash in the reverse stock split (i.e., owns fewer than 4,000,000 shares of pre-split common stock) and does not constructively own any shares of post-split common stock will have his or her interest in the Company completely terminated by the reverse stock split and will therefore receive sale or exchange treatment on his or her pre-split common stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for his or her shares of pre-split common stock.

A stockholder who receives cash in the reverse stock split and would only constructively own shares of post-split common stock as a result of family attribution may be able to avoid constructive ownership of the shares of post-split common stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the reverse stock split. Among other things, waiving family attribution requires (i) that the stockholder have no interest in the Company (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the reverse stock split other than stock acquired by bequest or inheritance and (ii) including an election to waive family attribution in the stockholder’s tax return for the year in which the reverse stock split occurs.

A stockholder who receives cash in the reverse stock split and immediately after the reverse stock split constructively owns shares of post-split common stock must compare (i) his, her or its percentage ownership immediately before the reverse stock split (i.e., the number of voting shares actually or constructively owned by him, her or it immediately before the reverse stock split divided by the number of voting shares outstanding immediately before the reverse stock split) with (ii) his, her or its percentage ownership immediately after the reverse stock split (i.e., the number of voting shares constructively owned by his, her or it immediately after the reverse stock split divided by the number of voting shares outstanding immediately after the reverse stock split).

If the stockholder’s post-reverse stock split ownership percentage is less than 80% of the stockholder’s pre-reverse stock split ownership percentage, the receipt of cash is “substantially disproportionate” with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-split common stock exchanged for cash in lieu of fractional shares.

If the receipt of cash by a stockholder fails to constitute an “exchange” under the “substantially disproportionate” test or the “complete termination” test, the receipt of cash may constitute an “exchange” under the “not essentially equivalent to a dividend” test. The receipt of cash by a stockholder will be “not essentially equivalent to a dividend” if the transaction results in a “meaningful reduction” of the stockholder’s proportionate interest in the Company. If (i) the stockholder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (ii) the stockholder’s relative stock interest in the Company is minimal, and (iii) the stockholder’s post-reverse stock split ownership percentage is less than the stockholder’s pre-reverse stock split ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-split common stock exchanged for cash in lieu of fractional shares.

In all other cases, cash in lieu of fractional shares received by a stockholder who immediately after the reverse stock split constructively owns shares of post-split common stock will be treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Backup Tax Withholding

We are required to furnish to the holders of common stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the common stock.

You may be subject to backup withholding with respect to proceeds received from a disposition of the shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

We are sending only one Notice or one proxy statement to stockholders residing at the same address unless one of the stockholders has notified us of his or her desire to receive multiple copies. This practice, known as “householding,” reduces duplicate mailings, enabling us to save paper and reduce printing costs.

Stockholders residing at the same address who currently receive only one copy of the Notice or proxy statement and who would like to receive an additional copy of the proxy statement for this 2025 Special Meeting or for future meetings may contact our Corporate Secretary by phone at (888) 260-7775 or by mail addressed to our Corporate Secretary at 516 S. 4th Street, Las Vegas, NV 89101.

INCORPORATION BY REFERENCE

The audited consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended May 31, 2024, are incorporated herein by reference.

The unaudited balance sheets, comparative year-to-date statements of comprehensive income and related earnings per share data and statements of cash flows as set forth in the Company’s Quarterly Report on form 10-Q for the quarter ended February 28, 2025, are incorporated herein by reference.

By Order of the Board of Directors,

Andrew Glashow

Chief Executive Officer and Chairman of the Board

Las Vegas, Nevada

May 1, 2025

ANNEX 1—RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500 , inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335 , inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086 ; A 2023, 382 )

NRS 92A.303 “Advance notice statement” defined. “Advance notice statement” when used in reference to a proposed corporate action creating dissenter’s rights that is taken or submitted for approval pursuant to a written consent of the stockholders or taken without a vote of the stockholders, means written notice of the proposed corporate action sent by the subject corporation to all stockholders of record entitled to assert dissenter’s rights if the corporate action is effectuated. Such notice must:

1. Be sent not later than 20 days before the effective date of the proposed corporate action;

2. Identify the proposed corporate action;

3. Provide that a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must deliver a statement of intent to the subject corporation and set a date by which the subject corporation must receive the statement of intent, which may not be less than 15 days after the date the notice is sent, and state that the stockholder shall be deemed to have waived the right to assert dissenter’s rights with respect to the shares unless the statement of intent is received by the subject corporation by such specified date; and

4. Be accompanied by a copy of NRS 92A.300 to 92A.500 , inclusive.

(Added to NRS by 2023, 380 )

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087 )

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087 )

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480 , inclusive.

(Added to NRS by 1995, 2087 ; A 1999, 1631 )

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087 ; A 2009, 1720 )

NRS 92A.323 “Statement of intent” defined. “Statement of intent” when used in reference to a proposed corporate action creating dissenter’s rights, means written notice of a stockholder’s intent to assert dissenter’s rights and demand payment for the stockholder’s shares if the corporate action is effectuated.

(Added to NRS by 2023, 381 )

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087 )

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087 )

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087 )

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500 , inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040 .

(Added to NRS by 1995, 2087 ; A 2009, 1721 )

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088 )

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088 )

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088 )

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160 , inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger;

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180 ; or

(3) If the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133 .

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784 , only to the extent provided for pursuant to NRS 78.3793 .

(f) Any corporate action not described in this subsection pursuant to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205 , 78.2055 or 78.207 .. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500 , inclusive, must not challenge the corporate action creating the entitlement unless the action is unlawful or constitutes or is the result of actual fraud against the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500 , inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087 ; A 2001, 1414 , 3199 ; 2003, 3189 ; 2005, 2204 ; 2007, 2438 ; 2009, 1721 ; 2011, 2814 ; 2019, 109 )

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger; shares of stock not issued and outstanding on date of first announcement of proposed action.

1. There is no right of dissent pursuant to paragraph (a), (b), (c) or (f) of subsection 1 of NRS 92A.380 in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value,

Ê unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action otherwise requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if:

(1) There is no meeting of stockholders to act upon the corporate action otherwise requiring dissenter’s rights; or

(2) The corporate action is a merger described in NRS 92A.133 .

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action to accept for such shares anything other than:

(a) Cash;

(b) Any security or other proprietary interest of any other entity, including, without limitation, shares, equity interests or contingent value rights, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective; or

(c) Any combination of paragraphs (a) and (b).

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130 .

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180 .

6. There is no right of dissent with respect to any share of stock that was not issued and outstanding on the date of the first announcement to the news media or to the stockholders of the terms of the proposed action requiring dissenter’s rights.

(Added to NRS by 1995, 2088 ; A 2009, 1722 ; 2013, 1285 ; 2019, 110 , 2495 ; 2021, 1521 )

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089 ; A 2009, 1723 )

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenter’s rights is submitted for approval pursuant to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500 , inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500 , inclusive, must accompany the meeting notice sent to those stockholders of record entitled to exercise dissenter’s rights.

2. If a corporate action creating dissenter’s rights is submitted for approval pursuant to a written consent of the stockholders or taken without a vote of the stockholders, the domestic corporation:

(a) May send an advance notice statement with respect to the proposed corporate action; and

(b) If the proposed corporate action is taken, the domestic corporation shall notify in writing all stockholders of record entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430 .

(Added to NRS by 1995, 2089 ; A 1997, 730 ; 2009, 1723 ; 2013, 1286 ; 2019, 111 ; 2021, 1522 )

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, a statement of intent with respect to the proposed corporate action; and

(b) Must not vote, or cause or permit to be voted, any of the stockholder’s shares of such class or series in favor of the proposed corporate action.

2. If a proposed corporate action creating dissenter’s rights is taken without a vote of the stockholders or submitted for approval pursuant to a written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) If an advance notice statement is sent by the subject corporation pursuant to NRS 92A.410 , must deliver a statement of intent with respect to any class or series of shares to the subject corporation by the date specified in the advance notice statement; and

(b) Must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089 ; A 1999, 1631 ; 2005, 2204 ; 2009, 1723 ; 2013, 1286 ; 2021, 1523 )

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400 ..

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380 , and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500 , inclusive.

(Added to NRS by 1995, 2089 ; A 2005, 2205 ; 2009, 1724 ; 2013, 1286 )

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470 .

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430 . A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090 ; A 1997, 730 ; 2003, 3189 ; 2009, 1724 )

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090 ; A 2009, 1725 )

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470 , within 30 days after receipt of a demand for payment pursuant to NRS 92A.440 , the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

Ê The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090 ; A 2007, 2704 ; 2009, 1725 ; 2013, 1287 )

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440 , the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460 ;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460 ;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480 ;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091 ; A 2009, 1725 ; 2013, 1287 )

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460 . A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091 ; A 2009, 1726 )

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470 .

(Added to NRS by 1995, 2091 ; A 2007, 2705 ; 2009, 1727 ; 2011, 2815 ; 2013, 1288 )

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500 , inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500 , inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460 , the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460 , 92A.470 or 92A.480 , the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of NRS 17.117 or N.R.C.P. 68 .

(Added to NRS by 1995, 2092 ; A 2009, 1727 ; 2015, 2566 ; 2019, 276 )

V75177-S14344

KEEP THIS PORTION FOR YOUR RECORDS

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CLS HOLDINGS USA, INC.

The Board of Directors recommends a vote FOR Proposal 1.

.

NOTE: The Company may transact such other business as may properly come before the 2025 Special Meeting, or any adjournments or postponements thereof.

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CLS HOLDINGS USA, INC. 516 S. 4TH STREET LAS VEGAS, NV 89101 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 23, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CLSH2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 23, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V75177-S14344 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the 2025 Special Meeting: The Notice and Proxy Statement, Form 10-K and Form 10-Q are available at www.proxyvote.com. V75178-S14344 CLS HOLDINGS USA, INC. Special Meeting of Stockholders June 24, 2025 9:00 AM, PST This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Charlene Magee and Andrew Glashow, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of CLS HOLDINGS USA, INC. that the undersigned stockholder is entitled to vote at the June 24, 2025 Special Meeting of Stockholders of the Company to be held at 9:00 AM, PST on June 24, 2025 in a virtual format only, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side